UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2022

IsoPlexis Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-40894	46-2179799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
35 NE Industrial Road, Branford, CT 06405
(Address of principal executive offices and zip code)
(203) 208-4111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ISO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On August 22, 2022, upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the “Board”) of IsoPlexis Corporation (the “Company”) elected Nachum “Homi” Shamir to the Board as a Class II director, effective immediately. Mr. Shamir’s term will expire, along with the terms of the other Class II directors, at the Company’s annual meeting of stockholders expected to be held in June 2023 (“Annual Meeting”). In addition, Mr. Shamir has been appointed to the Nominating and Governance and Compensation Committees of the Board, effective immediately. There are no arrangements or understandings between Mr. Shamir and any other persons pursuant to which he was elected as a director. Upon the recommendation of the Nominating and Governance Committee, the Board has determined that Mr. Shamir qualifies as an independent director within the meaning of the listing standards of the Nasdaq Global Select Market. Additionally, there are no transactions involving the Company and Mr. Shamir that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Shamir, age 68, was most recently the Chairman, and Chief Executive Officer of Luminex Corporation from 2014 through its sale to DiaSorin S.p.A.(“DiaSorin”) in 2021. Mr. Shamir continued to serve as President of Luminex after its sale to DiaSorin pursuant to a transition agreement with DiaSorin until June 2022. Additionally, Mr. Shamir has served as President and Chief Executive Officer of Given Imaging from 2006 through its sale to Covidien (now Medtronic) in 2014. Mr. Shamir currently serves on the Board of Directors of Strata Skin Sciences (Nasdaq: SSKN); and as Chairman of the Boards of Mediwound (Nasdaq: MDWD) and Cactus Acquisition Corp. (Nasdaq: CCTS). Mr. Shamir holds a Bachelor of Science degree from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University.

Pursuant to the Company’s non-employee director compensation policy as currently in effect, Mr. Shamir will receive an annual cash retainer of $49,000, payable quarterly in arrears. Such amount will be prorated for the current quarter. In addition, Mr. Shamir received a stock option grant (the “Option”) to purchase 196,842 shares of Company common stock at an exercise price of $1.90 per share. The Option will vest in equal monthly installments over three (3) years, subject to Mr. Shamir continuing in service through each applicable vesting date. Mr. Shamir also entered into the Company’s standard director and officer indemnification agreement.

Resignation of Directors

On August 22, 2022 Michael Egholm, Ph.D. provided notice to the Company of his resignation as a member of the Board and from his service as the Chairman of the Compensation Committee of the Board, effective immediately. Mr. Egholm’s decision to resign was not the result of any disagreement with the Company. In connection with his departure, the Company agreed to accelerate the vesting of:

a.44,523 shares of stock issuable pursuant to an option grant of 89,047 shares granted on June 16, 2022 at $2.10/share. The shares were originally set to vest at the Annual Meeting, but would otherwise expire upon departure before such Annual Meeting; and
b.9,167 shares of stock issuable pursuant to an option grant made on July 22, 2021 at $10.72/share, that would otherwise expire on departure.

On August 22, 2022 Siddhartha Kadia, Ph.D. provided notice to the Company of his resignation as a member of the Board and from his service as the Chairman of the Compensation Committee of the Board, effective immediately. Mr. Kadia’s decision to resign was not the result of any disagreement with the Company. In connection with his departure, the Company agreed to accelerate the vesting of:

a.44,523 shares of stock issuable pursuant to an option grant of 89,047 shares granted on June 16, 2022 at $2.10/share. The shares were originally set to vest at the Annual Meeting, but would otherwise expire upon departure before such Annual Meeting; and
b.6,667 shares of stock issuable pursuant to an option grant made on April 30, 2021 at $1.83/share, that would otherwise expire on departure.

Item 7.01. Regulation FD Disclosure.

On August 23, 2022, the Company issued a press release announcing changes to its Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press Release of IsoPlexis Corporation, dated August 23, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOPLEXIS CORPORATION

Date: August 23, 2022
	By:	/s/ John Strahley
		Name:	John Strahley
		Title:	Chief Financial Officer